August 2, 2010

AgFeed Industries, Inc.
Rm. A1001-1002, Tower 16
Hengomao Int’l Center
333 S. Guangchang Rd.
Nanchang, Jiangxi Province, PRC 330003

Re:           Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as special Nevada counsel for AgFeed Industries, Inc., a Nevada corporation (the “Company”), and have examined the Prospectus Supplement dated July 27, 2010 to the Registration Statement on Form S-3 Registration No. 333-160249 (the “Registration Statement”) relating to the registered issuance under the Securities Act of 1933, as amended (the “Act”), of 1,111,935 shares of Common Stock, par value $0.001 per share, of the Company (the “Shares”).

We have reviewed and are familiar with (a) the Company’s Articles of Incorporation and Bylaws, in each case as amended and certified to us by an officer of the Company, (b) a certificate of an officer of the Company representing certain matters in connection with the issuance of the Shares, which representations we have assumed the validity of and relied on, and (c) such other matters as we have deemed necessary for this opinion.

Based upon the foregoing, we are of the opinion that the Shares are legally and validly issued, fully paid and nonassessable.  This opinion is limited to matters governed by the laws of the State of Nevada.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

/s/ Holland & Hart LLP

Holland & Hart llp Attorneys at Law
Phone (775) 327-3000  Fax (775) 786-6179  www.hollandhart.com
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